Washington Bancorp

                      Computation of Loss per Common Share
                      Three Months Ended September 30, 1997
                                   Exhibit 11


Computation of weighted average number of common shares outstanding:

Common shares outstanding at the beginning of the period .......        651,133

Unreleased common shares held by the Employee Stock Ownership
  Plan (ESOP) at the beginning of the period ...................        (46,333)

Weighted average common shares released by the ESOP during the
  period .......................................................            483

Weighted average common shares equivalent of dilutive
  Effect of Stock options ......................................         15,840
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Weighted average number of common shares .......................        621,123
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Net income ..................................................         $ 157,220
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Net income per common share .................................         $    0.25
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